As filed with the Securities and Exchange Commission on January 28, 2016

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ONCOSEC MEDICAL INCORPORATED

(Exact name of registrant as specified in its charter)

Nevada	98-0573252
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

5820 Nancy Ridge Drive
San Diego, CA 92121	92121
(Address of principal executive offices)	(Zip Code)

OncoSec Medical Incorporated 2015 Employee Stock Purchase Plan

(Full title of the plan)

Punit Dhillon

President and Chief Executive Officer

OncoSec Medical Incorporated

5820 Nancy Ridge Drive

San Diego, CA 92121

(Name and address of agent for service)

(855) 662-6732

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.0001 per share	500,000	$1.51	$755,000	$76.03

(1)         Represents shares of the common stock, par value $0.0001 per share (the “Common Stock”), of OncoSec Medical Incorporated (the “Registrant”) authorized for issuance under the OncoSec Medical Incorporated 2015 Employee Stock Purchase Plan (the “2015 Plan”).  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional securities that may be necessary to adjust the number of shares reserved for issuance pursuant to the 2015 Plan by reason of any stock split, stock dividend or similar adjustment effected without the Registrant’s receipt of consideration that results in an increase in the number outstanding shares of the Registrant’s common stock.

(2)         Estimated solely for the purpose of computing the registration fee pursuant to Rules 457(c) and (h) under the Securities Act. This estimate is based on 85% of $1.775, the average of the high and low prices of the Registrant’s common stock as reported on the NASDAQ Capital Market on January 27, 2016. Pursuant to the 2015 Plan, the purchase price of the shares of common stock will generally be 85% of the lower of (a) the Fair Market Value of a share of the Registrant’s common stock on the Offering Date of the Offering Period or (b) the Fair Market Value of a share of the Registrant’s common stock on the Purchase Date (as such terms are defined in the 2015 Plan).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to the persons participating in the 2015 Plan, as specified by Rule 428(b)(1) under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                                  Incorporation of Documents by Reference.

The following documents, which the Registrant has previously filed with the Commission, are hereby incorporated by reference into this registration statement.

(a)         The Registrant’s Annual Report on Form 10-K for the fiscal year ended July 31, 2015 filed with the Commission on October 14, 2015;

(b)         All reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the filing of the form referred to in (a) above; and

(c)          The description of the Registrant’s common stock contained in its Registration Statement on Form 8-A filed with the Commission on May 27, 2015, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents and reports subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any portion of such filings that are furnished under applicable Commission rules rather than filed, such as Current Reports on Form 8-K furnishing information pursuant to Items 2.02 and 7.01, including any exhibits included with such information), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.                                                  Description of Securities.

Not applicable.

Item 5.                                                  Interests of Named Experts and Counsel.

None.

Item 6.                                                  Indemnification of Directors and Officers.

The Nevada Revised Statutes provide the Registrant with the power to indemnify any of its directors and officers. To be eligible for such indemnification, the director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, the Registrant’s best interests. In a criminal action, the director or officer must not have had reasonable cause to believe his/her conduct was unlawful.

Under applicable sections of the Nevada Revised Statutes, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes that he/she has met the standards and will personally repay the expenses if it is determined the director or officer did not meet the standards.

The Registrant’s Bylaws include an indemnification provision under which the Registrant must indemnify any of its directors or officers, or any of its former directors or officers, to the full extent permitted by law.

At present, there is no pending litigation or proceeding involving any of the Registrant’s directors or officers for which indemnification by the Registrant is sought, nor is the Registrant aware of any threatened litigation that is likely to result in claims for indemnification. The Registrant also maintains insurance policies that indemnify its directors and officers against various liabilities, including liabilities arising under the Securities Act, which may be incurred by any director or officer in his or her capacity as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.                                                  Exemption from Registration Claimed.

Not applicable.

Item 8.                                                  Exhibits.

For a list of exhibits, see the Exhibit Index in this registration statement, which is incorporated into this Item 8 by reference.

Item 9.                                                  Undertakings.

(a)   The Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)      to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)      to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions summarized in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on January 28, 2016.

ONCOSEC MEDICAL INCORPORATED

By:	/s/ Punit Dhillon
Punit Dhillon, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Punit Dhillon and Richard Slansky, and each of them individually, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments to the registration statement), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Punit Dhillon	President, Chief Executive Officer and Director	January 28, 2016
Punit Dhillon	(Principal Executive Officer)

/s/ Richard Slansky	Chief Financial Officer	January 28, 2016
Richard Slansky	(Principal Financial and Accounting Officer)

/s/ James DeMesa	Director	January 28, 2016
Dr. James DeMesa

/s/ Avtar Dhillon	Director	January 28, 2016
Dr. Avtar Dhillon

/s/ Anthony Maida, III	Director	January 28, 2016
Dr. Anthony Maida, III

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Certificate of Incorporation of Netventory Solutions, Inc. (incorporated by reference to the Registrant’s Registration Statement on Form S-1, filed on September 3, 2008)

4.2	Articles of Merger dated February 9, 2011 (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on March 3, 2011)

4.3	Certificate of Change dated February 9, 2011 (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on March 3, 2011)

4.4	Certificate of Correction dated March 9, 2011 (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on March 14, 2011)

4.5	Certificate of Change dated May 12, 2015 (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on May 15, 2015)

4.6	Amended and Restated Bylaws (incorporated by reference to the Registrant’s Current Report on Form 8-K, filed on March 6, 2012)

4.7

OncoSec Medical Incorporated 2015 Employee Stock Purchase Plan (incorporated by reference to Annex A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on October 21, 2015)

5.1*	Opinion of McDonald Carano Wilson LLP

23.1	Consent of McDonald Carano Wilson LLP (contained in Exhibit 5.1)

23.2*	Consent of Mayer Hoffman McCann P.C.

24.1	Power of Attorney (contained on signature page)

*  Filed herewith.